Exhibit 99.1

HANCOCK FABRICS ANNOUNCES
FISCAL 2011 SECOND QUARTER FINANCIAL RESULTS

BALDWYN, MS, September 13, 2011 – Hancock Fabrics, Inc. (OTC symbol: HKFI) today announced financial results for its second quarter ended July 30, 2011 and its first half of fiscal 2011.

Financial results for the second quarter include:

•	Net sales for the quarter were $57.8 million compared to $60.5 million for second quarter of last year, and comparable store sales decreased 4.1% compared to a 0.7% increase in the previous year.

•	Operating loss for the quarter was $2.7 million compared to operating income of $0.6 million in the second quarter last year.

•	Net loss was $3.9 million or $0.20 per basic share in the second quarter of fiscal 2011, compared to a net loss of $0.8 million or $0.04 per basic share in the second quarter of fiscal 2010.

•
At quarter end, the Company had outstanding borrowings under its revolving line of credit of $26.4 million and outstanding letters of credit of $7.1 million.  Additional amounts available to borrow under its revolving line of credit at the end of the quarter were $36.5 million.  The balance of the Company’s subordinate debt was $21.6 million at quarter end, and the unamortized warrant discount on this debt was $4.8 million.

First half financial results include:

•
Net sales for the first half of 2011 were $119.8 million compared to $123.6 million in the first half of last year, and comparable store sales declined 2.7%, following a 0.7% decrease in the previous year.

•	Operating loss for the first half was $3.7 million compared to $0.6 million of operating income in the previous year.

•	Net loss was $6.1 million or $0.31 per basic share in the first half of fiscal 2011, compared to a net loss of $2.1 million, or $0.10 per basic share in the first half of fiscal 2010.

Steve Morgan, Interim President and Chief Executive Officer commented, “The second quarter numbers were negatively influenced by the lack of buying strategies implemented in the summer of last year.  Fabric inventory levels today are down very significantly year over year despite adding a considerable craft assortment in approximately 25% of our stores.  These reduced fabric levels have delayed the income improvements we are anticipating will be provided by the various operating initiatives we are currently executing.  We have remedied a portion of the inventory imbalance with receipts that are just now beginning to flow into our stores.  Our recently installed merchandise team is making progress in correcting the missed buys of last year.”

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Morgan continued, “We have seen encouraging results from our stores that have an expanded craft assortment currently in place.  These stores have run significantly better than the chain over the last 30 days.  In addition, we expect improvement throughout the chain as we enter into our October selling period, as our inventories will once again reach fortified levels in order to support our core fabric businesses and customers.”

Operating Results

Gross margin for the quarter declined by 380 basis points to 43.9% compared to 47.7% in the prior year.  This is the result of increases of 200 basis points in merchandise costs, 110 basis points in freight costs and 70 basis points in sourcing and warehousing expenses.

For the first half, gross margin decreased by 180 basis points to 44.0%.  A 40 basis point increase in the cost of merchandise, a 70 basis point increase in freight costs and 70 basis points of additional sourcing and warehousing expenses drove this change.  These freight and warehousing costs have been influenced by the roll out of the expanded craft assortment whose sales have just begun to occur.

Selling, general and administrative expenses for the quarter were 46.9% of sales or $27.1 million, a $100,000 reduction from the second quarter of the prior year.  For the first half of the year, these expenses were $54.4 million compared to $53.8 million in the first half of last year.

Store Openings, Closings and Remodels

During the quarter, the Company opened 1 new location and relocated 3 stores, ending the quarter with 265 stores.

Hancock Fabrics, Inc. is committed to being the inspirational authority in fabric and sewing, serving creative enthusiasts with a complete selection of fashion and home decorating textiles, sewing accessories, needlecraft supplies and sewing machines. The Company currently operates 265 retail stores in 37 states and an Internet store at www.hancockfabrics.com.

Contact:
Robert W. Driskell
Executive Vice President and
Chief Financial Officer
662.365.6112

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Supplemental Disclosures Regarding Non-GAAP Financial Information

The Company has presented Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company defines Adjusted EBITDA as net earnings before interest, income taxes, discontinued operations, depreciation and amortization, reorganization expenses and significant one-time items.  The Company uses Adjusted EBITDA, among other things, to evaluate operating performance, to plan and forecast future periods’ operating performance, and as an incentive compensation target for certain management personnel.

As Adjusted EBITDA is not a measure of operating performance or liquidity calculated in accordance with U.S. GAAP, this measure should not be considered in isolation of, or as a substitute for, net earnings (loss), as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of Adjusted EBITDA may differ from similarly titled measures used by other companies. As Adjusted EBITDA excludes certain financial information compared with net earnings (loss) and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of Adjusted EBITDA to net earnings (loss) and net cash provided by operating activities.

Comments in this news release that are not historical facts are forward-looking statements that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward looking statements. These risks and uncertainties include, but are not limited to, general economic trends, adverse discounting actions taken by competitors, changes in consumer demand or purchase patterns, delays or interruptions in the flow of merchandise between the Company’s suppliers and/or its distribution center and its stores, rising fuel costs, tightening of purchase terms by suppliers and their factors, a disruption in the Company’s data processing services and other risks and uncertainties discussed  in the Company’s Securities and Exchange Commission filings, including the risk factors set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 29, 2011. The Company undertakes no obligation to revise these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events.

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HANCOCK FABRICS, INC.
CONSOLIDATED BALANCE SHEETS
	(unaudited)
	July 30,	July 31,	January 29,
(in thousands, except for share amounts)	2011	2010	2011 (1)
Assets
Current assets:
Cash and cash equivalents	$2,873	$3,163	$2,372
Receivables, less allowance for doubtful accounts	3,239	3,082	3,841
Inventories	98,087	104,598	87,804
Prepaid expenses	2,784	2,228	2,465
Total current assets	106,983	113,071	96,482

Property and equipment, net	39,355	41,944	39,335
Goodwill	3,139	3,210	3,139
Other assets	1,973	4,084	1,967
Total assets	$151,450	$162,309	$140,923

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$23,205	$23,530	$17,842
Accrued liabilities	14,068	13,933	14,937
Pre-petition obligations	725	730	730
Total current liabilities	37,998	38,193	33,509

Long-term debt obligations, net	43,233	38,959	28,784
Capital lease obligations	3,007	3,132	3,072
Postretirement benefits other than pensions	2,458	2,243	2,337
Pension and SERP liabilities	28,566	27,553	30,506
Other liabilities	7,304	6,835	7,878
Total liabilities	122,566	116,915	106,086

Commitments and contingencies

Shareholders' equity:
Common stock, $.01 par value; 80,000,000 shares authorized;
33,491,788, 33,364,125 and 33,466,455 issued and 20,089,380,
19,967,163 and 20,068,327 outstanding, respectively	335	334	335
Additional paid-in capital	89,850	89,460	89,671
Retained earnings	110,156	124,637	116,234
Treasury stock, at cost, 13,402,408, 13,396,962
and 13,398,128 shares held, respectively	(153,736)	(153,730)	(153,731)
Accumulated other comprehensive loss	(17,721)	(15,307)	(17,672)
Total shareholders' equity	28,884	45,394	34,837
Total liabilities and shareholders' equity	$151,450	$162,309	$140,923

(1) From audited balance sheet included in our annual report on Form 10-K for the fiscal year ended January 29, 2011.

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HANCOCK FABRICS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
(in thousands, except per share amounts)	2011	2010	2011	2010

Sales	$57,789	$60,455	$119,766	$123,558
Cost of goods sold	32,418	31,596	67,023	66,966

Gross profit	25,371	28,859	52,743	56,592

Selling, general and administrative expense	27,084	27,172	54,424	53,816
Depreciation and amortization	1,029	1,097	2,066	2,169

Operating income (loss)	(2,742)	590	(3,747)	607

Reorganization expense, net	-	158	-	354
Interest expense, net	1,184	1,196	2,331	2,340

Loss from continuing operations before income taxes	(3,926)	(764)	(6,078)	(2,087)
Income taxes	-	-	-	-

Loss from continuing operations	(3,926)	(764)	(6,078)	(2,087)

Earnings from discontinued operations (net of taxes)
	-	7	-	29
Net loss	$(3,926)	$(757)	$(6,078)	$(2,058)

Basic and diluted loss per share:
Loss from continuing operations	$(0.20)	$(0.04)	$(0.31)	$(0.10)
Earnings from discontinued operations	-	-	-	-
Net loss	$(0.20)	$(0.04)	$(0.31)	$(0.10)

Weighted average shares outstanding:
Basic and diluted	19,804	19,649	19,792	19,627

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Reconciliation of Non-GAAP Financial Information

Hancock Fabrics, Inc.
Reconciliation of Adjusted EBITDA

(unaudited)	Thirteen Weeks Ended		Twenty-six Weeks Ended
	July 30,	July 31,	July 30,	July 31,
(in thousands)	2011	2010	2011	2010

Net cash provided by (used in) operating activities
before reorganization activities	$(10,743)	$(8,044)	$(9,628)	$(5,963)
Depreciation and amortization, including cost of goods sold	(1,391)	(1,655)	(2,948)	(3,222)
Amortization of deferred loan costs	(61)	(62)	(123)	(124)
Amortization of bond discount	(582)	(582)	(1,165)	(1,165)
Stock compensation expense	(84)	(161)	(178)	(318)
Inventory valuation reserve	2,718	118	3,578	27
Other	(72)	(118)	(150)	(174)
Reorganization expense, net	-	(158)	0	(354)
Changes in assets and liabilities	6,289	9,905	4,536	9,235

Net loss	(3,926)	(757)	(6,078)	(2,058)
Earnings from discontinued operations	-	(7)	-	(29)
Interest expense, net	1,184	1,196	2,331	2,340
Reorganization expense, net	-	158	-	354
Depreciation and amortization, including cost of goods sold	1,391	1,655	2,948	3,222

Adjusted EBITDA	$(1,351)	$2,245	$(799)	$3,829

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